EXHIBIT 99.1

Mid Penn Bancorp, Inc. Anticipates Large Loan Loss Provision

MILLERSBURG, Pa., Dec. 30, 2009 (GLOBE NEWSWIRE) -- Mid Penn Bank, the wholly-owned subsidiary of Mid Penn Bancorp, Inc. (Nasdaq:MPB) expects to record a provision for loan and lease losses of approximately $7 million for the fourth quarter of 2009. On December 7, 2009, Mid Penn disclosed that it expected to record a provision for loan and lease losses in the range of $4 million to $5 million for the fourth quarter of 2009. However, after further analysis, the company has determined that the amount of the expected provision is greater than previously disclosed. The increased provision will result in a net loss for the quarter and for the year ending December 31, 2009. After giving effect to the provision, Mid Penn Bank will continue to exceed all regulatory capital levels to be considered "well capitalized" at December 31, 2009.

The additional provision to the Allowance for Loan and Lease Losses (the "Reserve") is primarily due to several credits in the loan portfolio, all of which were originated prior to the appointment of the current management team. Due to a current period deterioration in the financial performance of the borrowers on these credits, and/or a devaluation in the collateral, the Bank needs to prepare for inherent losses by increasing the Reserve for these credits. Specifically, one large commercial participation loan has shown exceptional collateral devaluation and contributed greatly to the need to increase the Reserve in this fourth quarter. While Management believes that the Reserve will accurately reflect the condition of the portfolio at December 31, 2009, future credit deterioration cannot be ruled out.

In response to the large loan and lease loss provision expected to be taken for the fourth quarter of 2009, Management has again increased efforts to curtail discretionary expense spending. Current expense initiatives involve cuts in marketing, travel and entertainment, salary and benefits, employee retirement contributions, and a delay in new branch office expansion.

Management will continue to take the necessary measures to further strengthen capital and liquidity positions, improve profitability, and maintain shareholder value throughout this difficult economic period. Notwithstanding the anticipated net loss for 2009, Mid Penn Bank this year has achieved improved market share, with double-digit core deposit growth, and a strengthening net interest margin compared with 2008. According to Rory G. Ritrievi, President and CEO, these factors, coupled with the actions taken to strengthen the Reserve in the fourth quarter of 2009, position the Bank solidly to generate acceptable core earnings going forward.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this current report may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Mid Penn to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The words "expect", "anticipate", "intend", "plan", "believe", "estimate", and similar expressions are intended to identify such forward-looking statements.

Mid Penn's actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

 * the effects of future economic conditions on Mid Penn and the
   Bank's customers;
 * the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
 * governmental monetary and fiscal policies, as well as
   legislative and regulatory changes;
 * the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the
   Financial Accounting Standards Board and other accounting
   standard setters;
 * the risks of changes in interest rates on the level and
   composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;
 * the effects of economic deterioration on current customers, specifically the effect of the economy on loan customers'
   ability to repay loans;
 * the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in Mid Penn's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering
   banking products and services by mail, telephone, computer and the Internet;
 * technological changes;
 * acquisitions and integration of acquired businesses;
 * the failure of assumptions underlying the establishment of reserves for loan and lease losses and estimations of values of collateral and various financial assets and liabilities;
 * acts of war or terrorism;
 * disruption of credit and equity markets; and
 * deteriorating economic conditions.

All written or oral forward-looking statements attributable to Mid Penn are expressly qualified in their entirety by these cautionary statements.

The Mid Penn Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6428

CONTACT:  Mid Penn Bancorp, Inc.
          Rory G. Ritrievi, President, Chief Executive Officer
          Kevin W. Laudenslager, Vice President, Treasurer
          (717) 692-2133
          349 Union Street
          Millersburg, PA  17061